EXHIBIT 99.2

                 Winstar Initiates Series of Debt Transactions;
            Company Obtains Bank Commitment for a $1B Credit Facility

    NEW YORK - (BUSINESS WIRE) - March 3, 2000 - WINSTAR COMMUNICATIONS, INC. (NASDAQ: WCII) announced today that it has initiated a series of transactions relating to its outstanding notes and one series of its preferred stock. These transactions include:

     - an institutional private placement of $2 billion of new unsecured senior notes, a portion of which will be used for the exchange offers described below;

     - a tender offer to purchase for cash all of Winstar's outstanding senior notes which have an aggregate principal or accreted amount of approximately $660 million;

     - an offer to exchange new senior notes for all of Winstar's outstanding subordinated notes which have an aggregate principal or accreted amount of approximately $640 million; and

     - a proposed agreement to exchange for new senior notes, a substantial majority of Winstar's Series C 14 1/4% Senior Cumulative Exchangeable Preferred Stock Due 2007 which has a current liquidation preference of approximately $230 million.

     The private placement will provide the proceeds necessary to fund the tender offer described above and estimated excess proceeds of approximately $250 million for general corporate purposes.

     In addition, the Company announced that it has obtained a commitment from a group of commercial banks for a $1 billion senior secured credit facility, the closing of which is subject to certain amendments to its existing credit facility with Lucent Technologies and customary closing conditions.

     The consummation of each of the private placement, the tender offer and the exchange offers is conditioned on the consummation of the others. The new senior notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     About Winstar

     Winstar Communications, Inc. (http://www.winstar.com) helps companies around the globe engage in Frictionless Business(sm) through the use of seamless communications and technology. Winstar provides its customers with a comprehensive set of high-quality, digital-age broadband communications services, including high-speed Internet access and data transport, Web-based information, Web hosting and local and long distance services.

     Winstar offers its services in more than 70 markets throughout the U.S. and in Europe, Asia and South America. It is the largest holder of broadband fixed wireless spectrum, with licenses in the top 60 U.S. markets and in 10 international markets. Winstar's broadband fixed wireless capabilities complement and extend the reach of its extensive fiber network. The company's long-haul fiber network, which supports IP (Internet Protocol), ATM







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(Asynchronous Transfer Mode) and frame relay, will extend more than 16,000 route miles and connect the top 60 U.S. markets. Winstar's intracity fiber network will consist of nearly 6,000 route miles in over 60 major domestic and international markets.

     Winstar's Tier 1 Internet backbone and enhanced Web service offerings, including Web hosting and design, make Winstar one of the largest Internet companies in the U.S. The company's innovative applications enable businesses to take advantage of the new Internet economy. In 1999, the company launched Office.com(R), A Service From Winstar, (http://www.office.com) the new online business service for small and medium-sized businesses. Office.com was ranked first overall among Online Business Centers by Cahners In-Stat Group.

     Winstar is based in New York City. The company has strategic relationships with several leading corporations, including Lucent Technologies; Williams Communications, Inc.; CBS Corporation; and Microsoft Corporation.

     Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, which are described in Winstar's SEC reports and other filings.

     Winstar and Office.com are registered trademarks, and Wireless Fiber and Frictionless Business are service marks, of Winstar Communications, Inc.

         CONTACT:
                  WINSTAR

                  Financial Community:
                  Daniel Briggs

                  Director, Capital Market Relations

                  212/792-9032
                  dbriggs@winstar.com
                                      or

                  Press:
                  Marianne Steiner

                  Vice President, Corporate Communications

                  212/792-9021
                  msteiner@winstar.com

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